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                                                                  Exhibit 3.1(s)

                                                                         (STAMP)

                            ARTICLES OF INCORPORATION

                                       OF

                            BLACK AMBER FLORIDA, INC.

     The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Florida.

                                 ARTICLE I. NAME

     The name of the corporation shall be Black Amber Florida, Inc.

                         ARTICLE II. NATURE OF BUSINESS

     This corporation may engage or transact in any or all lawful activities or business permitted under the laws of the United States, the State of Florida or any other state, country, territory or nation.

                           ARTICLE III. CAPITAL STOCK

     The total number of shares of all classes which the corporation shall be authorized to issue is Ten Thousand (10,000) shares of common stock, $.01 par value per share.

                               ARTICLE IV. ADDRESS

     The principal address of the corporation is c/o Edwards & Angell, LLP, 250 Royal Palm Way, Suite 300, Palm Beach, Florida 33480 and the mailing address is the same.

     The street address of the initial registered office of the corporation is 250 Royal Palm Way, Suite 300, Palm Beach, Florida 33480 and the name of the initial registered agent of the corporation at that address is Angell Corporate Services, Inc.

                          ARTICLE V. TERM OF EXISTENCE

     This corporation is to exist perpetually.

                              ARTICLE VI. DIRECTORS

     This corporation shall have one (1) director initially. The name and street address of the initial member of the Board of Directors are:

                                  Russell Allan
                            c/o Edwards & Angell, LLP
                          250 Royal Palm Way, Suite 300
                              Palm Beach, FL 33480
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                          ARTICLE VII. INDEMNIFICATION

     A. The Corporation shall to the fullest extent permitted by law indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, "whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     B. The Corporation may pay in advance any expenses (including attorneys' fees) that may become subject to indemnification under paragraph A above if the person receiving the advance payment of expenses undertakes in writing to repay such payment if it is ultimately determined that such person is not entitled to Indemnification by the Corporation under paragraph A above.

     C. The indemnification provided by paragraph A above shall not be exclusive of any other rights to which a person may be entitled by Law, bylaw, agreement, vote or consent of stockholders or directors, or otherwise.

     D. The indemnification and advance payment provided by paragraphs A and B above shall continue as to a person who has ceased to hold a position named in paragraph A above and shall inure to such person's heirs, executors, and administrators.

     E. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who serves or served at the Corporation's request as a director, officer, employee, agent, partner, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have power to indemnify such person against such liability under paragraph A above.

     F. If any provision in this Article shall be invalid, illegal, or unenforceable, the validity, legality, and unenforceability of the remaining provisions shall not in any way be affected or impaired thereby, and, to the extent possible, effect shall be given to the intent manifested by the provision held invalid, illegal, or unenforceable.

           ARTICLE VIII. CERTAIN LIMITATIONS ON LIABILITY OF DIRECTORS

     Except to the extent that the Business Corporation Act of the State of Florida prohibits the elimination or limitation of liability of directors for breach of the duties of a director, no director of the Corporation shall have any personal liability for monetary damages for any statement, vote, decision, or failure to act, regarding corporate management or policy. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.


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                            ARTICLE IX. INCORPORATOR

     The name and address of the incorporator to these Articles of Incorporation is:

                            Michael E. Botos, Esquire
                            c/o Edwards & Angell, LLP
                         250 Royal Palm Way, Suite. 300
                            Palm Beach, Florida 33480

                    ARTICLE X. SHAREHOLDER QUORUM AND VOTING

     The shareholders may adapt or amend a bylaw that fixes a greater quorum or voting requirement for shareholders than is required by the Florida Business Corporation Act, provided, however, that the adoption or amendment of a bylaw that adds, changes, or deletes a greater quorum or voting requirement for shareholders must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirement then in effect or proposed to be adopted, whichever is greater.

                           ARTICLE XI. EFFECTIVE DATE

     The Effective Date of these Articles of Incorporation shall be August 17, 2000.

     IN WITNESS WHEREOF, the undersigned has hereunto set her hand and seal on this 16th day of August, 2000.


                                        /s/ Michael E. Botos
                                        ----------------------------------------
                                        Michael E. Botos, Incorporator


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